Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Darling Ingredients Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-125875, 333-181786, 333-99866, 333-99868, and 333-217802) on Form S-8 of Darling Ingredients Inc. of our reports dated February 25, 2020, with respect to the consolidated balance sheets of Darling Ingredients Inc. as of December 28, 2019 and December 29, 2018, and the related consolidated statements of operations, comprehensive income/(loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 28, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 28, 2019, which reports appear in the December 28, 2019 annual report on Form 10‑K of Darling Ingredients Inc.
Our report refers to a change in accounting for leases on December 30, 2018, due to adoption of Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842). Our report also refers to a change of accounting for revenue recognition on December 31, 2017, due to adoption of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606).

/s/ KPMG LLP

Dallas, Texas
February 25, 2020